EXHIBIT 5.01


                                                         July 21, 1998


Clearview Cinema Group, Inc.
97 Main Street
Chatham, New Jersey  07928

                  Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

                  We are acting as counsel to Clearview Cinema Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission. The Registration Statement relates to the proposed issuance of up to $80,000,000 aggregate principal amount of the Company's 10 7/8% Senior Notes due 2008 (the "New Notes") in exchange for the Company's outstanding 10 7/8% Senior Notes due 2008 (the "Old Notes"). The New Notes are issuable, and the Old Notes were issued, under an Indenture dated as of June 12, 1998 (the "Indenture") among the Company, the Subsidiary Guarantors (as defined therein) and The Bank of New York, as trustee (the "Trustee").

                  We have examined the Registration Statement, the Indenture, resolution of the Company's Board of Directors dated as of June 9, 1998, the Company's Amended and Restated Certificate of Incorporation and the Company's Amended and Restated By-laws. We have also examined such other documents, corporate records, certificates of public officials, instruments, statutes and questions of law as we deemed necessary or appropriate to enable us to express an informed opinion on the matters set forth below.

                  In making such examinations and rendering our opinion on the matters set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, telecopied, photostatic or other reproduced copies and the authenticity of the originals of such documents, the due execution and delivery of all such documents, and the accuracy and completeness of the records of the Company.


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Clearview Cinema Group, Inc.
July 21, 1998
Page 2


                  To the extent relevant to the opinion set forth below, we have assumed that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is qualified and eligible under the terms of the Indenture to act as trustee under the Indenture; that the Indenture was duly authorized, executed and delivered by the Trustee; that the Indenture is a valid and binding obligation of the Trustee; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                  We express no opinion as to any laws of any jurisdiction other than the laws of the state of New York, the General Corporation Law of the State of Delaware and the United States Securities Act of 1933, as amended.

                  Based upon the foregoing, and subject to the effectiveness of the Registration Statement under the Securities Act and the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, we are of the opinion that, when the New Notes are duly executed, attested, issued and delivered by duly authorized officers of the Company and duly authenticated by the Trustee all in accordance with the terms of the Indenture, the New Notes will constitute legally issued and binding obligations of the Company.

                  We consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the reference to the undersigned in the prospectus forming a part thereof under the caption "Legal Matters."


                                             Yours truly,



                                             Kirkpatrick & Lockhart LLP